UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2006

SAVVIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29375	43-1809960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 SAVVIS Parkway, Town & Country, Missouri	63017
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (314) 628-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 10, 2006, SAVVIS, Inc. (the “Company”) announced that it had entered into an Exchange and Recapitalization Agreement (the “Exchange Agreement”) with the holders of its Series A Convertible Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”) pursuant to which the holders have agreed to exchange (the “Exchange”) their shares of Series A Preferred Stock for an aggregate of 561,260,209 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”).

Investment funds related to Welsh, Carson, Anderson & Stowe (“WCAS”), who currently have three representatives on the Company’s Board of Directors, hold approximately 68% of the outstanding Series A Preferred Stock. Constellation Venture Capital II, L.P., Constellation Venture Capital Offshore II, L.P., The BSC Employee Fund IV, L.P. and CVC II Partners, L.L.C. (together, “Constellation”), who currently have one representative on the Company’s Board of Directors, hold approximately 10% of the outstanding Series A Preferred Stock. MLT, LLC (formerly Moneyline Telerate Holdings, Inc.), who currently has one representative on the Company’s Board of Directors, holds approximately 20% of the outstanding Series A Preferred Stock. In addition, three of the Company directors, Messrs, Clark, McInerney and Welsh, hold shares of Series A Preferred Stock and are parties to the Exchange Agreement. For a more complete description of relationships between the Company and certain holders of the Company’s Series A Preferred Stock, see the information set forth under “Certain Relationships and Related Transactions” contained in the Company’s proxy statement for its 2006 annual meeting of stockholders, which such information is incorporated by reference herein.

The Exchange was approved by a special committee of the Board of Directors of the Company comprised of independent directors. The Exchange was also approved by the stockholders of the Company acting by written consent. WCAS, Constellation and MLT, who collectively hold more than a majority of the Company’s outstanding voting power, executed the written consent. The written consent will become effective 20 days after the mailing of an information statement on Schedule 14C relating thereto. The closing of the Exchange will not occur until effectiveness of the written consent. The Exchange may be postponed or terminated in the event the Company or its stockholders enter into discussions relating to a sale of the Company.

Holders of the Series A Preferred Stock representing approximately 99% of the shares to be received in the Exchange have agreed not to sell any of such shares, except in certain circumstances, until November 1, 2006.

This description of the Exchange Agreement is qualified in its entirety by the full text of the Exchange Agreement filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

ITEM 8.01. OTHER EVENTS.

On May 10, 2006, the Board of Directors of the Company declared a 1-for-15 reverse stock split of the Company’s Common Stock. The record date for the reverse stock split is June 5, 2006. The reverse stock split is anticipated to become effective at 7:00 a.m. Eastern Daylight Saving Time on June 6, 2006. Stockholders will receive cash in lieu of any fraction of a share that any stockholder would otherwise be entitled to receive as a result of the reverse stock split.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits.

Exhibit No.	Description
10.1	Exchange and Recapitalization Agreement, dated as of May 10, 2006, among SAVVIS, Inc. and the holders of its Series A Convertible Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAVVIS, INC.

Date: May 15, 2006	By:	/s/ Jeffrey H. VonDeylen
	Name:	Jeffrey H. VonDeylen
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Exchange and Recapitalization Agreement, dated as of May 10, 2006, among SAVVIS, Inc. and the holders of its Series A Convertible Preferred Stock.